Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-163550
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated July 20, 2010)
Grubb & Ellis Company
13,367,490 Shares of Common Stock
$30,000,000 principal amount of 7.95% Convertible Senior Notes due 2015
     This Prospectus Supplement No. 1 supplements the prospectus dated July 20, 2010 (the “Prospectus”), which forms a part of our Registration Statement on Form S-3 (Registration Statement No. 333-167802). This prospectus supplement is being filed to update and amend certain of the information included in the Prospectus under the section “Selling Securityholders”.
     The Prospectus and this prospectus supplement relate to the disposition of up to $30,000,000 principal amount of our 7.95% Convertible Senior Notes due 2015 (the “Notes”), and up to 13,367,490 shares of our common stock, par value $0.01 per share (the “Common Stock”) issuable upon conversion of the Notes, that may be sold by the selling securityholders identified in the Prospectus. We have registered the offer and sale of the Notes and such shares of common stock to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of the Notes or shares of common stock by the selling securityholders.
     Our common stock is listed on the New York Stock Exchange under the symbol “GBE.” On November 15, 2010, the last reported sales price for our common stock was $1.09.
     This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

     Investing in the Notes or the Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2010.

SELLING SECURITYHOLDERS
          We are registering the Notes and shares of Common Stock issuable upon conversion of the Notes in order to permit the selling securityholders to offer the Notes and shares for resale from time to time. Except for the ownership of the Notes, and with respect to certain selling securityholders, the ownership of shares of our Common Stock and 12% Preferred Stock, the selling securityholders have not had any material relationship with us within the past three years.
          The table below lists the selling securityholders and other information regarding the beneficial ownership of the Notes and the shares of Common Stock by each of the selling securityholders, based upon information we have received from or on behalf of the selling securityholders through the date hereof. The second column lists the principal amount of the Notes beneficially owned by each selling securityholder as of November 15, 2010. The third column lists the number of shares of Common Stock beneficially owned by each selling securityholder, based on its ownership of the Notes, as of November 15, 2010, assuming conversion of all of the Notes held by the selling securityholders on that date, without regard to any limitations on conversions or exercise.
          The fourth column lists the principal amount of the Notes being offered under this prospectus by each selling securityholder. The fifth column lists the shares of Common Stock being offered under this prospectus by each selling securityholder.
          Because the conversion price of the Notes may be adjusted, we may issue a number of shares of Common Stock that may be more or less than the number of shares being offered under this prospectus. The sixth and seventh columns assume the sale of all of the shares offered by the selling securityholders under this prospectus.

				Maximum
		Total		Number of
		Number of		Shares of
		Shares of		Common		Number of
		Common	Principal	Stock to be	Principal	Shares of
	Principal	Stock	Amount of	Sold	Amount	Common
	Amount of	Owned	Notes to be	Pursuant to	of Notes	Stock
	Notes	Prior to	Sold Pursuant	this	Owned	Owned
	Owned Prior	Offering	to this	Prospectus	After	After
Name of Selling Securityholder	to Offering	(1)	Prospectus (2)	(2),(3)	Offering	Offering

Nisswa Convertibles Master Fund Ltd. (4)	$500,000	222,792	$500,000	222,792	$0	0
Harvest Small Cap Partners, LP (5)	$1,396,600	2,489,633	$1,396,600	622,301	$0	1,867,332
Harvest Small Cap Partners Master, LTD. (6)	$1,353,400	2,382,384	$1,353,400	603,052	$0	1,779,332
Highbridge International LLC (7)	$1,000,000	445,583	$1,000,000	445,583	$0	0
Gencorp Master Retirement Trust	$1,250,000	556,979	$1,250,000	556,979	$0	0
Capital Ventures International (8)	$2,500,000	2,059,411	$2,500,000	1,113,958	$0	945,454
Ulysses Offshore Fund, Ltd. (9)	$250,000	111,396	$250,000	111,396	$0	0
Ulysses Partners, L.P. (10)	$500,000	222,792	$500,000	222,792	$0	0
The Northwestern Mutual Life Insurance Company (11)	$1,750,000	2,597,950	$1,750,000	779,770	$0	1,818,180
American Family Mutual Insurance Company (12)	$790,000	352,011	$790,000	352,011	$0	0
Catholic Mutual Relief Society of America (12)	$50,000	22,279	$50,000	22,279	$0	0
Catholic Mutual Relief Society Retirement Plan & Trust (12)	$80,000	35,647	$80,000	35,647	$0	0
Catholic Relief Insurance Company of America (12)	$120,000	53,470	$120,000	53,470	$0	0
Century National Insurance Company (12)	$800,000	356,466	$800,000	356,466	$0	0
Dow Employees Pension Plan (12)	$570,000	253,982	$570,000	253,982	$0	0
Union Carbide Employees Pension Plan (12)	$280,000	124,763	$280,000	124,763	$0	0
Zazbond Master, LLC (12)	$350,000	155,955	$350,000	155,955	$0	0
Zazove Aggressive Growth Fund, L.P. (12)	$650,000	289,629	$650,000	289,629	$0	0
Zazove Convertible Securities Fund, Inc. (12)	$310,000	138,131	$310,000	138,131	$0	0
Stonerise Capital Partners Master Fund, L.P. (13)	$3,500,000	1,559,541	$3,500,000	1,559,541	$0	0
High Rise Capital Management, LP (14)	$7,500,000	3,341,873	$7,500,000	3,341,873	$0	0
Fidelity Fixed-Income Trust: Fidelity Strategic Real Return Fund (15), (16)	$1,640,000	4,694,389	$1,640,000	730,756	$0	3,963,632
Fidelity Advisor Series VII: Fidelity Advisor Real Estate Fund (15), (17)	$340,000	642,406	$340,000	151,498	$0	490,908
Pyramis REIT Commingled Pool: Pyramis Global Advisors Trust Company as Trustee (15), (18)	$404,000	1,186,075	$404,000	180,016	$0	1,006,060
Variable Insurance Products Fund IV: Real Estate Portfolio (15), (19)	$116,000	215,324	$116,000	51,688	$0	163,636
Fidelity Securities Fund: Fidelity Real Estate Income Fund (15), (20)	$3,500,000	3,226,205	$3,500,000	1,559,541	$0	1,666,665

TOTALS	$31,500,000	31,985,548	$31,500,000	14,035,868	$0	15,949,682

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(1)	May include shares owned by the selling shareholders that are registered for resale on other registration statements. May also include the number of shares of Common Stock underlying shares of 12% Preferred Stock held by a selling securityholder. Each share of 12% Preferred Stock currently converts into 60.606 shares of Common Stock, and all Common Stock share numbers include, where applicable, the number of shares of Common Stock into which any Preferred Stock held by the beneficial owner is convertible at such rate of conversion.

(2)	Reflects the number of shares offered for resale by this prospectus on behalf of each selling shareholder.

(3)	Estimated based on the total number of shares of Common Stock issuable upon conversion of the Notes. Each $1,000 aggregate principal amount of Notes is initially convertible into Common Stock, at the option of the holder, at a conversion rate of 445.583 shares of common stock per $1,000 principal amount of Notes.

(4)	Brian Taylor of Pine River Capital Management L.P. (“Pine River”) has or shares voting or investment control over the securities and, in such capacity, may be deemed to share beneficial ownership over the securities.

(5)	The total number of shares of Common Stock owned prior to Offering includes shares underlying 30,811 shares of 12% Preferred Stock.

(6)	The total number of shares of Common Stock owned prior to Offering includes shares underlying 29,359 shares of 12% Preferred Stock.

(7)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC and Glenn Dubin disclaims beneficial ownership of the securities held by Highbridge International LLC.

(8)	Heights Capital Management, Inc., an authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of $1,000,000 of the Notes held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

Susquehanna Advisors Group, Inc. (“SAGI”), an authorized agent of CVI, has discretionary authority to vote and dispose of $1,500,000 of the Notes held by CVI. Michael Ferry has voting and dispositive power over such shares. SAGI and Michael Ferry each expressly disclaim beneficial ownership of such shares. The total number of shares of Common Stock owned prior to the offering with respect to which SAGI has discretionary authority to vote and dispose of includes shares underlying 15,600 shares of 12% Preferred Stock.

(9)	Joshua Nash, sole director of Ulysses Offshore Fund, Ltd. and Cohanzick Management, LLC, as investment adviser for Ulysses Offshore Fund, Ltd. has or shares voting or investment control over the securities and, in such capacity, may be deemed to share beneficial ownership over the securities.

(10)	Joshua Nash, president of Ulysses Management LLC, the investment manager of Ulysses Partners, L.P. and Cohanzick Management, LLC, as investment adviser for Ulysses Partners, L.P. has or shares voting or investment control over the securities and, in such capacity, may be deemed to share beneficial ownership over the securities

(11)	NML Variable Annuity Account A and NML Variable Annuity Account C, separate accounts of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), have variable annuity contracts registered under the Securities Act of 1933. As such, these separate accounts are not investment companies; however, Northwestern Mutual does file reports under the Securities Exchange Act of 1934 (the “Exchange Act”), in respect of the two separate accounts. Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of Northwestern Mutual, is the investment adviser to Northwestern Mutual with respect to the securities. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds the securities and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. However, pursuant to Rule 13d-4 under the Exchange Act, the immediately preceding sentence shall not be construed as an admission that Mr. Baier is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by the statement. The total number of shares of Common Stock owned prior to Offering includes shares underlying 30,000 shares of 12% Preferred Stock beneficially owned by Northwestern Mutual (28,000 shares of which are held in its General Account and 2,000 shares of which are held in its Group Annuity Separate Account).

(12)	Gene T. Pretti of Zazove Associates, LLC, a registered investment advisor with discretionary authority, has or shares voting or investment control over the securities and, in such capacity, may be deemed to share beneficial ownership over the securities.

(13)	Stonerise Capital Management, LLC is the sole general partner of Stonerise Capital Partners Master Fund, L.P. As a result, Stonerise Capital Management, LLC may be deemed to be the beneficial owner of and to share the voting or investment control over the securities.

(14)	David O’Connor and Charles Fitzgerald share voting or investment control over the securities and, in such capacity, may be deemed to share beneficial ownership over the securities.

(15)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,000 shares of the Notes and 120,300 shares of 12% Preferred Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of $6,000,000 aggregate principal amount of the Notes Due 2015 and 120,300 shares of 12% Preferred Stock owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the 40 Act, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(16)	Includes 730,757 shares of Common Stock not being registered pursuant to this Registration Statement.

(17)	Includes 151,498 shares of Common Stock not being registered pursuant to this Registration Statement.

(18)	Includes 180,015 shares of Common Stock not being registered pursuant to this Registration Statement.

(19)	Includes 51,688 shares of Common Stock not being registered pursuant to this Registration Statement.

(20)	Includes 1,559,540 shares of Common Stock not being registered pursuant to this Registration Statement.

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